FOR IMMEDIATE RELEASE
August 4, 2021
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER 2021 RESULTS

•Double digit earnings growth results in strong second quarter and year-to-date performance
•Earnings per share ("EPS")* from continuing operations was $0.78 for the second quarter of 2021, an increase of $0.14, or 21.9 percent, compared to $0.64 for the second quarter of 2020
•Year-to-date earnings from continuing operations increased to $2.75 per share from $2.41, for the prior year
•Strong performance driven by over $27 million in additional gross margin** for the first half of 2021
•Natural gas expansion projects, regulatory initiatives and contributions from 2020 acquisitions generated $7.1 million and $14.9 million in additional gross margin during the second quarter and year-to-date, respectively
•Return to pre-pandemic conditions served to improve consumption compared to 2020
•Capital structure at the end of the second quarter of 2021 was 52 percent equity to total capitalization
•Continued focus on organic growth and expansion projects as well as our ESG initiatives, including renewable energy opportunities focused on enhancing sustainability within our local communities

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the second quarter of 2021. The Company's net income from continuing operations for the quarter ended June 30, 2021 was $13.8 million, or $0.78 per share, compared to $10.7 million, or $0.64 per share, for the same quarter of 2020. Net income from continuing operations for the six months ended June 30, 2021 was $48.3 million, or $2.75 per share, compared to $39.7 million, or $2.41 per share, for the same period of 2020.

Higher earnings for the second quarter of 2021 reflected favorable regulatory initiatives, pipeline expansion projects, contributions from the 2020 acquisitions of Elkton Gas Company ("Elkton Gas") and Western Natural Gas Company ("Western Natural Gas") as well as organic growth in the natural gas distribution operations. The Company's earnings also reflected increased consumption due to a return to pre-pandemic consumption levels as states of emergencies have been lifted in the Company's service territories.

On a year-to-date basis, earnings were impacted by the positive factors noted above, as well as a return to more normal weather and increased retail propane margins per gallon.

“Our strong operating and financial performance for the first half of 2021 reflects our employees’ ongoing dedication to execute our growth strategy. Our double digit earnings growth was attributable to strong margin growth generated from higher consumption as volumes resumed closer to pre-pandemic levels, incremental margin from pipeline expansion projects, organic natural gas distribution customer growth,
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contributions from Elkton Gas and Western Natural Gas, increased retail propane margins per gallon and margin from Marlin Gas Services,” said Jeff Householder, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We remain focused on safely operating the business, generating increased shareholder value through top quartile earnings growth driven by strategic investments, identifying new sustainable energy investments, and continuously executing on our business transformation initiatives. Our employees’ commitment to excellence, and resilience in this ever-evolving pandemic environment, continue to position us well to meet our 2021 and longer-term capital and earnings guidance.” Householder concluded.

In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States in 2020 and continued into 2021. Chesapeake Utilities is considered an “essential business,” which has allowed the Company to continue operational activities and construction projects while adhering to the social distancing restrictions that were in place. At this time, restrictions continue to be lifted as vaccines have become more available in the United States. For example, the state of emergency in Florida was terminated in May 2021 followed by Delaware and Maryland in July 2021, resulting in reduced restrictions. Despite these positive state orders and in light of the continued emergence and growing prevalence of new variants of COVID-19, the Company continues to operate under its pandemic response plan, monitor developments affecting employees, customers, suppliers, stockholders and take all precautions warranted to operate safely and to comply with the CDC, and the Occupational Safety and Health Administration, in order to protect its employees, customers and the communities.

Capital Expenditures Forecast and Earnings Guidance Update

In February 2021, the Company updated and extended its capital expenditures and EPS forecasts through 2025. As the Company was on the cusp of achieving its 2018-2022 capital expenditures guidance of $750 million - $1 billion of capital expenditures one year early, it initiated new five-year capital expenditures guidance from 2021 through 2025, of $750 million to $1 billion. In conjunction with this new capital expenditures guidance, the Company amended and extended its EPS guidance to $6.05-$6.25 for 2025. The Company continues to review its projections and remains supportive of this guidance.

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Operating Results for the Quarters Ended June 30, 2021 and 2020

Consolidated Results

	Three Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$84,381	$74,090	$10,291	13.9%
Depreciation, amortization and property taxes	20,532	17,093	3,439	20.1%
Other operating expenses	41,271	39,020	2,251	5.8%
Operating income	$22,578	$17,977	$4,601	25.6%

Operating income during the second quarter of 2021 was $22.6 million, an increase of $4.6 million, or 25.6 percent, compared to the same period in 2020. The higher performance in the second quarter of 2021 reflects continued pipeline expansion projects, margin generated from consumption returning to pre-pandemic levels, contributions from 2020 acquisitions, natural gas distribution growth and margin growth from increased investment in the Florida Gas Reliability Infrastructure Program ("GRIP"), and the timing of the impact of the Hurricane Michael regulatory proceeding settlement. The consolidated margin increase was partially offset by higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives and a return to pre-pandemic conditions, including payroll, benefits and other employee-related expenses and outside services costs. The operating expense increases were partially offset by $2.2 million of lower pandemic related costs and the regulatory deferral of COVID-19 expenses.

Regulated Energy Segment

	Three Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$66,463	$57,131	$9,332	16.3%
Depreciation, amortization and property taxes	16,651	13,769	2,882	20.9%
Other operating expenses	27,004	25,356	1,648	6.5%
Operating income	$22,808	$18,006	$4,802	26.7%

Operating income for the Regulated Energy segment for the second quarter of 2021 was $22.8 million, an increase of $4.8 million, or 26.7 percent, over the same period in 2020. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, increased consumption from a return to pre-pandemic consumption levels, organic growth in the Company's natural gas distribution businesses, operating results from the Elkton Gas acquisition completed in the third quarter of 2020, and timing of the impact of the Hurricane Michael regulatory proceeding settlement, which was settled in the third quarter of 2020. These margin increases were offset by higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement, new expenses associated with Elkton Gas, and higher other operating expenses. The operating expense increases were also partially offset by $1.6 million of lower pandemic related costs and the regulatory deferral of COVID-19 expenses. While the Hurricane Michael settlement positively impacted the quarter, the full year impact for 2021 is expected to be negligible.

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The key components of the increase in gross margin are shown below:

(in thousands)
Margin contribution from the Hurricane Michael regulatory proceeding settlement	$3,145
Eastern Shore and Peninsula Pipeline service expansions	2,259
Increased customer consumption - primarily due to a return to pre-pandemic conditions	1,769
Natural gas growth (excluding service expansions)	752
Margin contribution from the Elkton Gas acquisition (completed in July 2020)	746
Florida GRIP	572
Other variances	89
Quarter-over-quarter increase in gross margin	$9,332

The major components of the increase in other operating expenses are as follows:

(in thousands)
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	$1,568
Payroll, benefits and other employee-related expenses due to growth	1,157
Operating expenses from the Elkton Gas acquisition	510
Reduction in expenses associated with the COVID-19 pandemic	(811)
Regulatory deferral of COVID-19 expenses per PSCs orders	(748)
Other variances	(28)
Quarter-over-quarter increase in other operating expenses	$1,648

Unregulated Energy Segment

	Three Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$17,952	$17,032	$920	5.4%
Depreciation, amortization and property taxes	3,862	3,303	559	16.9%
Other operating expenses	14,535	13,448	1,087	8.1%
Operating income (loss)	$(445)	$281	$(726)	NMF

Operating results for the Unregulated Energy segment for the second quarter of 2021 declined by $0.7 million, compared to the same period in 2020. The operating results for this segment typically exhibit seasonality with the first and fourth quarters producing higher results due to colder temperatures. The results for the second quarter are not indicative of the results for the entire year.

Lower operating results during the second quarter were driven by higher operating expenses, depreciation, amortization and property taxes related to recent capital investments, and expenses associated with Western Natural Gas. Lower performance by Marlin Gas Services LLC ("Marlin Gas Services") resulting from reduced customer demand for pipeline integrity and emergency services during the quarter also contributed to this decrease. Operating expenses were partially offset by increased gross margin generated from the Company's acquisition of Western Natural Gas and by Aspire Energy of Ohio ("Aspire Energy") as well as consumption in the propane businesses returning towards pre-pandemic levels.

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The major components contributing to the change in gross margin are shown below:

(in thousands)
Propane Operations
Western Natural Gas acquisition (completed in October 2020)	$389
Increased customer consumption - primarily due to a return to pre-pandemic conditions	204
Marlin Gas Services
Decreased demand for CNG services	(400)
Aspire Energy
Increased margin including improvements from natural gas liquid processing	677
Other variances	50
Quarter-over-quarter increase in gross margin	$920

The major components of the increase in other operating expenses are as follows:

(in thousands)
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	$705
Operating expenses from the Western Natural Gas acquisition	269
Payroll, benefits and other employee-related expenses due to growth	231
Reduction in expenses associated with the COVID-19 pandemic	(418)
Other variances	300
Quarter-over-quarter increase in other operating expenses	$1,087

Operating Results for the Six Months Ended June 30, 2021 and 2020

Consolidated Results

	Six Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$201,271	$173,911	$27,360	15.7%
Depreciation, amortization and property taxes	41,242	34,128	7,114	20.8%
Other operating expenses	85,854	79,672	6,182	7.8%
Operating income	$74,175	$60,111	$14,064	23.4%

Operating income during the first six months of 2021 was $74.2 million, an increase of $14.1 million, or 23.4 percent, compared to the same period in 2020. The higher performance in 2021 reflects increased consumption driven primarily by colder weather compared to the same period of 2020, expansion projects and acquisitions completed in 2020. Further contributing to the improved performance in the first six months of 2021 were organic growth, consumption returning to pre-pandemic levels, increased retail propane margins per gallon, and the timing of the impact of the Hurricane Michael regulatory proceeding settlement. These margin increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives and a return to pre-pandemic operating levels, including payroll, benefits and other employee-
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related expenses and outside services costs. The operating expense increases were partially offset by $2.8 million due to lower pandemic related costs and the regulatory deferral of COVID-19 expenses.

Regulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$144,616	$125,254	$19,362	15.5%
Depreciation, amortization and property taxes	33,577	27,527	6,050	22.0%
Other operating expenses	55,366	51,833	3,533	6.8%
Operating income	$55,673	$45,894	$9,779	21.3%

Operating income for the Regulated Energy segment for the first six months of 2021 was $55.7 million, an increase of $9.8 million, or 21.3 percent, over the same period in 2020. Higher operating income reflects continued pipeline expansions by Eastern Shore and Peninsula Pipeline, operating results from the Elkton Gas acquisition completed in the third quarter of 2020, and increased consumption from a return to pre-pandemic consumption levels. Further contributing to the operating income growth was margin from organic growth in the Company's natural gas distribution businesses, increased consumption driven primarily by colder weather compared to the same period of 2020, and the timing of the impact of the Hurricane Michael regulatory proceeding settlement. These margin increases were offset by higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement, new expenses associated with Elkton Gas, and higher other operating expenses. The operating expense increases were partially offset by $2.0 million due to lower pandemic related costs and the regulatory deferral of COVID-19 expenses. While the Hurricane Michael settlement positively impacted the quarter, on an annual basis, the incremental impact year-over-year (2021 vs. 2020) is expected to be negligible.

The key components of the increase in gross margin are shown below:

(in thousands)
Margin contribution from the Hurricane Michael regulatory proceeding settlement	$5,720
Eastern Shore and Peninsula Pipeline service expansions	5,239
Margin contribution from the Elkton Gas acquisition (completed in July 2020)	2,059
Increased customer consumption - primarily due to a return to pre-pandemic conditions	1,798
Natural gas growth (excluding service expansions)	1,691
Increased customer consumption - primarily weather related	1,314
Florida GRIP	931
Sandpiper Energy infrastructure rider associated with conversions	455
Other variances	155
Period-over-period increase in gross margin	$19,362

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The major components of the increase in other operating expenses are as follows:

(in thousands)
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	$2,459
Payroll, benefits and other employee-related expenses due to growth	1,958
Operating expenses from the Elkton Gas acquisition	1,034
Reduction in expenses associated with the COVID-19 pandemic	(1,078)
Regulatory deferral of COVID-19 expenses per PSCs orders	(944)
Other variances	104
Period-over-period increase in other operating expenses	$3,533

Unregulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$56,728	$48,814	$7,914	16.2%
Depreciation, amortization and property taxes	7,631	6,542	1,089	16.6%
Other operating expenses	30,437	28,130	2,307	8.2%
Operating income	$18,660	$14,142	$4,518	31.9%

Operating income for the Unregulated Energy segment for the six months ended June 30, 2021 was $18.7 million, an increase of $4.5 million, or 31.9 percent, over the same period in 2020. Higher operating income resulted from increased consumption driven primarily by colder weather compared to the first half of 2020, higher retail propane margins per gallon, and contributions from the acquisition of the Western Natural Gas propane assets. These margin increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments, new expenses associated with Western Natural Gas and higher other operating expenses. The operating expense increases were partially offset by $0.6 million due to lower pandemic related costs.

The major components of the increase in gross margin are shown below:
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(in thousands)
Propane Operations
Increased customer consumption - primarily weather related	$3,701
Increased retail propane margins per gallon driven by favorable supply costs	1,137
Western Natural Gas acquisition (completed in October 2020)	939
Marlin Gas Services
Increased demand for CNG services	331
Aspire Energy
Increased customer consumption - primarily weather related	921
Improved margin including natural gas liquid processing	691
Other variances	194
Period-over-period increase in gross margin	$7,914

The major components of the increase in other operating expenses are as follows:

(in thousands)
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	$921
Payroll, benefits and other employee-related expenses due to growth	723
Operating expenses from the Western Natural Gas acquisition	607
Insurance expense (non-health)	347
Reduction in expenses associated with the COVID-19 pandemic	(620)
Other variances	329
Period-over-period increase in other operating expenses	$2,307

*Unless otherwise noted, EPS information is presented on a diluted basis.

**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.
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Environmental, Social and Governance Initiatives

Environmental, Social and Governance ("ESG") initiatives are embedded within Chesapeake Utilities culture and are an integral part of our strategy. ESG is at the core of our well-established culture and our informed business decisions. Over the years, we have reduced our greenhouse gas emissions, while responsibly growing our businesses. We have also helped to accelerate the reduction of emissions by many of our customers. Our combined efforts have enhanced the sustainability of our local communities.We look forward to publishing our inaugural Corporate Responsibility and Sustainability Report later this year. Below we have highlighted several of Chesapeake Utilities initiatives in each area of ESG:

Advancing Environmental Initiatives
Our three-part action plan continues to make progress. We are pursuing a three-part action plan that supports decarbonization and a lower carbon energy future. First, we are taking actions that will continue to reduce our greenhouse gas emissions. For example, we have largely completed our Florida GRIP, as we commonly refer to it, which replaces older portions of our natural gas distribution system. The remaining capital expenditures associated with this program will be invested through 2022. Our Elkton Gas subsidiary also recently reached a settlement agreement with the Maryland PSC to accelerate its Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a proposed 5-year surcharge. Throughout our pipeline system, we have also implemented improved emission detection technology at our pipeline compressor stations.

The second component of our action plan is providing services and support to our customers who are reducing their greenhouse gas emissions. Our current Del-Mar Energy Pathway Project, which is expected to be complete by the end of the year, will bring natural gas to Somerset County, Maryland for the first time. As part of this project, our services will support the conversion by two significant industrial customers in Somerset County from less environmentally friendly fuel sources, including in one case, wood chips. Similarly, several of our commercial customers continue to convert their vehicle fleet to compressed natural gas or propane, further reducing their greenhouse gas emissions and positively impacting the environment.

We continue to see significant demand for new natural gas service in both our Delmarva and Florida territories, with our growth rates more than double the industry’s growth rates. In many of our local markets, natural gas is a cleaner fuel option than alternative energy sources. Natural gas is an important component of the country’s energy transition and we are committed to responsibly expanding the infrastructure in our growing service areas.

These same markets are also presenting renewable natural gas ("RNG") opportunities with ongoing projects to transform landfill, food, dairy and poultry waste into usable energy. The development of several RNG projects is the third component of our action plan. Our participation in these projects extends from transporting the RNG to market by pipeline or our Marlin Gas Services compressed natural gas trailers, to potential investments in biogas plants and, in some cases, the solar energy facilities to provide electricity to the plants and significantly improve the RNG carbon intensity score. To date, we’ve announced three projects that, if developed, will introduce RNG into two of our services territories for the first time. We are continuing to actively consider other renewable projects and the potential of increasing the number of RNG projects in our diversified energy portfolio. We are committed to remaining disciplined in our approach by pursuing projects that meet our return thresholds and strategic goals.

We also have several other initiatives underway, including plans to add additional small solar facilities along our system, and our participation in a pilot program to blend hydrogen into the natural gas distribution system that serves our Eight Flags combined heat and power plant. We are optimistic about
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this pilot program and believe that hydrogen will continue to gain in efficiency and become more price competitive over time.

To finance these projects, we are working with many of our key banking partners to establish sustainable debt financing capacity at attractive pricing.

Advancing Social Initiatives
Promoting equity, diversity and inclusion (“EDI”). Our success is the direct result of our employees and our strong culture that fully engages our team and promotes equity, diversity, inclusion, integrity, accountability and reliability. We believe that a combination of diverse team members and an inclusive culture contributes to the success of our Company and to enhanced societal advancement. Our eleven member Board of Directors includes, two female directors, an African American Director and a Director who is of Middle Eastern descent.

We established an EDI Council in 2020, complementing and broadening the work of the Women in Energy group started years ago. The Council oversees our efforts to improve diversity in recruitment, employee development and advancement, cultural awareness and related policies. These efforts are expanded through the broad reach of our six Employee Resource Groups and other partnerships we have in the community. Employees have access to communications and on-demand learning sessions on an array of topics, including equity, diversity and inclusion, through our “EDI Wise” webinars. We have also expanded our supplier diversity program to gather information that will enable us to further expand, measure and report on the diversity of our suppliers and associated spend.

Safety at the center of Chesapeake Utilities culture and the way we do business. There is nothing more important than the safety of our team, our customers and our communities. The importance of safety is exhibited throughout our organization, with the direction and tone set by the Board of Directors and our President and Chief Executive Officer. Employees are required to attend monthly safety meetings and incorporate safety moments at operational and other meetings. The achievement of superior safety performance is both an important short and long-term strategic initiative in managing our operations. Our new state-of-the-art training center, named ‘Safety Town,’ provides employees hands-on training and simulated on-the-job field experiences, further developing our team and enhancing the reliability and integrity of our systems. Safety Town has also expanded our community outreach by offering safety training to many regional first responders. Our second Safety Town facility will be located in Florida and is in the final stages of planning.

Advancing Governance Initiatives
Commitment to sound governance practices. Consistent with our culture of teamwork, the broad responsibility of ESG stewardship is supported across our organization by the dedication and efforts of the Board and its Committees, as well as the entrepreneurship and dedication of our team. As stewards of long-term enterprise value, the Board is committed to overseeing the sustainability of the Company. The Board and Corporate Governance Committee annually reviews our corporate governance documents and practices to ensure that they provide the appropriate framework under which we operate. In recent years, we have received national recognition as the Governance Team of the Year, and also Best for Corporate Governance Among North American Utilities. To learn more about our corporate governance practices and transparency, stakeholder engagement, the experience and diversity of our Board members, and our Business Code of Ethics and Conduct, which highlights our commitment to the highest ethical standards and the importance of engaging in sustainable practices, please view our Proxy Statement filed with the Securities and Exchange Commission on March 22, 2021. Additionally, please view Chesapeake Utilities historical quarterly earnings conference calls for additional discussions on ESG and our sustainability practices.
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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2020 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2021, for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Thursday, August 5, 2021 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and six months ended June 30, 2021. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2021 Second Quarter Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Gross Margin
Regulated Energy segment	$66,463	$57,131	$144,616	$125,254
Unregulated Energy segment	17,952	17,032	56,728	48,814
Other businesses and eliminations	(34)	(73)	(73)	(157)
Total Gross Margin	$84,381	$74,090	$201,271	$173,911

Operating Income
Regulated Energy segment	$22,808	$18,006	$55,673	$45,894
Unregulated Energy segment	(445)	281	18,660	14,142
Other businesses and eliminations	215	(310)	(158)	75
Total Operating Income	22,578	17,977	74,175	60,111
Other income (expense), net	1,456	(279)	1,841	3,039
Interest Charges	5,054	5,054	10,159	10,868
Income from Continuing Operations Before Income Taxes	18,980	12,644	65,857	52,282
Income Taxes on Continuing Operations	5,165	1,983	17,570	12,580
Income from Continuing Operations	13,815	10,661	48,287	39,702
Income (Loss) from Discontinued Operations, Net of Tax	(2)	295	(8)	184
Net Income	$13,813	$10,956	$48,279	$39,886

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.79	$0.65	$2.76	$2.42
Earnings from Discontinued Operations	—	0.02	—	0.01
Basic Earnings Per Share of Common Stock	$0.79	$0.67	$2.76	$2.43

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$0.78	$0.64	$2.75	$2.41
Earnings from Discontinued Operations	—	0.02	—	0.01
Diluted Earnings Per Share of Common Stock	$0.78	$0.66	$2.75	$2.42

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Financial Summary Highlights

Key variances in continuing operations, between the second quarter of 2021 and the second quarter of 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2020 Reported Results from Continuing Operations	$12,644	$10,661	$0.64

Adjusting for Unusual Items:
Gains from sales of assets	1,294	942	0.05
Regulatory deferral of COVID-19 expenses per PSCs orders	748	544	0.03
Absence of the favorable income tax impact associated with the CARES Act recorded in the second quarter of 2020	—	(1,669)	(0.10)
	2,042	(183)	(0.02)

Increased (Decreased) Gross Margins:
Hurricane Michael Settlement margin impact*	3,145	2,289	0.13
Eastern Shore and Peninsula Pipeline service expansions*	2,259	1,644	0.09
Increased customer consumption - primarily due to a return to pre-pandemic conditions	1,974	1,437	0.08
Margin contributions from Elkton Gas and Western Natural Gas*	1,135	826	0.05
Natural gas growth (excluding service expansions)	752	547	0.04
Aspire Energy improved margin including natural gas liquid processing	677	493	0.03
Florida GRIP*	572	416	0.02
	10,514	7,652	0.44

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	(2,268)	(1,651)	(0.09)
Hurricane Michael settlement agreement - depreciation and amortization impact	(1,774)	(1,291)	(0.07)
Depreciation, amortization and property tax costs due to new capital investments	(1,505)	(1,095)	(0.06)
Payroll, Benefits and other employee-related expenses	(1,320)	(961)	(0.05)
Operating expenses for Elkton Gas and Western Natural Gas acquisitions	(939)	(683)	(0.04)
Reduction in expenses associated with the COVID-19 pandemic	1,465	1,066	0.06
	(6,341)	(4,615)	(0.25)

Other income tax effects	—	214	0.01
Net other changes	121	86	—
Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.04)
	121	300	(0.03)
Second Quarter of 2021 Reported Results from Continuing Operations	$18,980	$13,815	$0.78
*See the Major Projects and Initiatives table.

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Key variances in continuing operations, between the six months ended June 30, 2021 and the six months ended June 30, 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six Months Ended June 30, 2020 Reported Results from Continuing Operations	$52,282	$39,702	$2.41

Adjusting for Unusual Items:
Gains from sales of assets	(1,563)	(1,146)	(0.07)
Regulatory deferral of COVID-19 expenses per PSCs orders	944	692	0.04
Absence of the favorable income tax impact associated with the CARES Act recorded in the second quarter of 2020	—	(1,669)	(0.10)
	(619)	(2,123)	(0.13)
Increased (Decreased) Gross Margins:
Increased customer consumption - primarily weather related	5,936	4,352	0.25
Hurricane Michael Settlement margin impact *	5,720	4,194	0.24
Eastern Shore and Peninsula Pipeline service expansions*	5,239	3,841	0.22
Margin contributions from Elkton Gas and Western Natural Gas*	2,998	2,198	0.12
Increased customer consumption - primarily due to a return to pre-pandemic conditions	1,744	1,279	0.07
Natural gas growth (excluding service expansions)	1,691	1,240	0.07
Increased retail propane margins per gallon	1,137	834	0.05
Florida GRIP*	931	682	0.04
Aspire Energy improved margin including natural gas liquid processing	691	506	0.03
Sandpiper infrastructure rider associated with conversions	455	334	0.03
	26,542	19,460	1.12

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Hurricane Michael settlement agreement - depreciation and amortization impact	(3,550)	(2,603)	(0.15)
Facilities and maintenance costs and outside services associated with a return to pre-pandemic conditions	(3,370)	(2,471)	(0.14)
Payroll, benefits and other employee-related expenses due to growth	(3,301)	(2,421)	(0.14)
Depreciation, amortization and property tax costs due to new capital investments	(3,215)	(2,357)	(0.13)
Operating expenses for Elkton Gas and Western Natural Gas acquisitions	(1,968)	(1,443)	(0.08)
Insurance expense (non-health) - both insured and self-insured	(513)	(376)	(0.02)
Reduction in expenses associated with the COVID-19 pandemic	1,893	1,388	0.08
	(14,024)	(10,283)	(0.58)

Interest charges (1)	765	561	0.03
Other income tax effects	—	302	0.02
Net other changes	911	668	0.03
Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.15)
	1,676	1,531	(0.07)
Six Months Ended June 30, 2021 Reported Results from Continuing Operations	$65,857	$48,287	$2.75
*See the Major Projects and Initiatives table.
(1) Interest charges include amortization of a regulatory liability of $0.6 million related to the Hurricane Michael regulatory proceeding settlement.
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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Six Months Ended		Year Ended	Estimate for
Project/Initiative	June 30,		June 30,		December 31,	Fiscal
in thousands	2021	2020	2021	2020	2020	2021	2022
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,172	$967	$2,340	$1,968	$4,167	$4,811	$5,227
Del-Mar Energy Pathway (1) (2)	921	452	1,805	641	2,462	4,134	6,708
Callahan Intrastate Pipeline (2)	2,121	536	4,239	536	3,851	7,564	7,598
Guernsey Power Station	47	—	94	—	—	514	1,486
Winter Haven Expansion	—	—	—	—	—	—	426
Beachside Pipeline Extension	—	—	—	—	—	—	—
Total Pipeline Expansions	4,261	1,955	8,478	3,145	10,480	17,023	21,445

CNG Transportation	1,708	2,107	3,785	3,454	7,231	7,900	8,500

RNG Transportation	—	—	—	—	—	150	1,000

Acquisitions:
Elkton Gas	746	—	2,058	—	1,344	3,992	4,113
Western Natural Gas	389	—	939	—	389	2,066	2,251
Escambia Meter Station	83	—	83	—	—	583	1,000
Total Acquisitions	1,218	—	3,080	—	1,733	6,641	7,364

Regulatory Initiatives:
Florida GRIP	4,181	3,609	8,236	7,305	15,178	16,848	17,882
Hurricane Michael regulatory proceeding	3,145	—	5,720	—	10,864	11,014	11,014
Capital Cost Surcharge Programs	120	128	257	261	523	1,186	1,985
Elkton Gas STRIDE Plan	—	—	—	—	—	45	299
Total Regulatory Initiatives	7,446	3,737	14,213	7,566	26,565	29,093	31,180

Total	$14,633	$7,799	$29,556	$14,165	$46,009	$60,807	$69,489

(1) Includes gross margin generated from interim services.
(2) Includes gross margin from natural gas distribution services.
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16-16-16-16
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.2 million and $0.4 million, in additional gross margin for the three and six months ended June 30, 2021, respectively, compared to the prior year periods. The Company expects to complete the remainder of the project in phases through the fourth quarter of 2021, and estimates that the project will generate gross margin of $4.8 million in 2021 and $5.2 million annually thereafter.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dekatherms per day ("Dts/d") of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction of the project began in January 2020, and interim services in advance of this project generated additional gross margin of $0.5 million and $1.2 million for the three and six months ended June 30, 2021, respectively. The estimated annual gross margin from this project including natural gas distribution service in Somerset County, Maryland, is approximately $4.1 million in 2021 and $6.7 million annually thereafter.

Callahan Intrastate Pipeline
Peninsula Pipeline completed the construction of a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida in June 2020. The 26-mile pipeline serves growing demand for energy in both Nassau and Duval Counties. For the three and six months ended June 30, 2021, the project generated $1.6 million and $3.7 million, respectively, in additional gross margin, which includes margin from natural gas distribution service. The estimated annual gross margin from this project including natural gas distribution service is approximately $7.6 million in 2021 and beyond.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. In the second quarter of 2021, Aspire Energy Express commenced construction of the gas transmission facilities to provide the firm transportation service to the power generation facility. For the six months ended June 30, 2021, the Company received less than $0.1 million, related to the construction delay of the in-service date of the project. The project is expected to be in service in the fourth quarter of 2021, and produce gross margin of approximately $0.5 million in 2021 and $1.5 million in 2022 and beyond.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with Central Florida Gas ("CFG") for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida, area. As part of this agreement, Peninsula Pipeline will construct a new interconnect with Florida Gas Transmission Company and a new regulator station for CFG. CFG will use the additional firm service to support new incremental load due to growth in the area, including providing service most immediately to a new can manufacturing facility, as well as provide reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG is also extending its distribution system to connect to the new station. The Company expects this expansion to generate additional gross margin of $0.4 million beginning in 2022 and beyond.

Beachside Pipeline Extension
In June 2021, Peninsula Pipeline and Florida City Gas entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward
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on the barrier island. The Company expects this expansion to generate additional annual gross margin of $2.5 million in 2023 and beyond.

CNG Transportation

Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. While margin was slightly down for the quarter by $0.4 million, on a year-to-date basis, Marlin Gas Services generated additional gross margin of $0.3 million. The Company estimates that Marlin Gas Services will generate annual gross margin of approximately $7.9 million in 2021 and $8.5 million in 2022, with the potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and RNG transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.

RNG Transportation

Noble Road Landfill RNG Project
In September 2020, Fortistar and Rumpke Waste & Recycling announced commencement of construction of the Noble Road Landfill RNG Project in Shiloh, Ohio. The project includes the construction of a new state-of-the-art facility that will utilize advanced, patented technology to treat landfill gas by removing carbon dioxide and other components to purify the gas and produce pipeline quality RNG. Aspire Energy will construct an approximately 17.5 mile pipeline to inject the RNG from this project to its system for distribution to end use customers. Once flowing, the RNG volume will represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Bioenergy DevCo
In June 2020, the Company and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

Marlin Gas Services will transport the RNG source created from the organic waste from the BDC facility to an Eastern Shore interconnection, where the sustainable fuel will be introduced into the Company’s transmission system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring RNG to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the RNG produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the RNG from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate $0.2 million in 2021 in incremental margin from these RNG transportation projects beginning in 2021. Timing of incremental margin from RNG transportation projects is dependent upon the construction schedules of each project. As the Company continues to finalize contract terms and completes the necessary permitting associated with each of these projects, additional information will be provided regarding incremental margin. In addition to these projects, the Company is continuing to pursue other RNG projects that provide opportunities for the Company across the entire value chain.

Acquisitions

Elkton Gas
In July 2020, the Company closed on the acquisition of Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area of Cecil County, Maryland. The purchase price was approximately $15.6 million, which included $0.6 million of working capital. Elkton Gas’ territory is contiguous to the Company's franchised service territory in Cecil County, Maryland. For the three and six months ended June 30, 2021, the Company generated $0.7 million and $2.1 million, respectively, in additional gross margin
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from Elkton Gas and estimates that this acquisition will generate gross margin of approximately $4.0 million in 2021 and $4.1 million thereafter.

Western Natural Gas
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The acquisition was accounted for as a business combination within the Unregulated Energy segment in the fourth quarter of 2020. This acquisition generated $0.4 million and $0.9 million in additional gross margin for the three and six months ended June 30, 2021, respectively, and Sharp estimates that this acquisition will generate gross margin of approximately $2.1 million in 2021 and growing to $2.3 million in 2022, with additional opportunities for growth.

Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with Florida Gas Transmission to Florida Power & Light’s Crist Lateral pipeline. Florida Power & Light’s Crist Lateral provides gas supply to their natural gas fired power in Pensacola, Florida. The Company generated $0.1 million in additional gross margin in the second quarter of 2021 and estimates that this acquisition will generate gross margin of approximately $0.6 million in 2021 and growing to $1.0 million in 2022.

Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $178.9 million of capital expenditures to replace 333 miles of qualifying distribution mains, including $13.0 million of new pipes during the first six months of 2021. The Company expects to generate annual gross margin of approximately $16.8 million in 2021, and $17.9 million in 2022.

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service.

In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs, and included costs related to Hurricane Dorian.

In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. The petition was joined to the Hurricane Michael docket. The approved rates, which were part of the settlement agreement in September 2020 that is described below, were retroactively applied effective January 1, 2020.

In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. FPU fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed FPU to: (a) refund the over-collection of interim rates through the fuel clause; (b) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (c) recover these storm costs through a surcharge for a total of $7.7 million annually; and (d) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant and a regulatory asset for the cost of removal and undepreciated plant. The new base rates and storm surcharge were effective on November 1, 2020. The following table summarizes the impact of Hurricane Michael regulatory proceeding for the first six months of 2021:
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19-19-19-19

	Three Months Ended	Six Months Ended
(in thousands)	June 30, 2021	June 30, 2021
Gross Margin	$3,145	$5,720
Depreciation	(305)	(608)
Amortization of regulatory assets	2,079	4,158
Operating income	1,371	2,170
Amortization of liability associated with interest expense	(310)	(637)
Pre-tax income	1,681	2,807
Income tax expense	457	749
Net income	$1,224	$2,058

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge which became effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. Eastern Shore expects to produce gross margin of approximately $1.2 million in 2021 and $2.0 million in 2022 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas STRIDE Plan
In March 2021, Elkton Gas filed a strategic infrastructure development and enhancement ("STRIDE") plan with the Maryland PSC. The STRIDE plan proposes to increase the speed of Elkton Gas' Aldyl-A pipeline replacement program and to recover the costs of the plan in the form of a fixed charge rider through a proposed 5-year surcharge. Under Elkton Gas’ proposed STRIDE plan, the Aldyl-A pipelines would be replaced by 2023.In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel. The STRIDE plan is expected to go into service in the third quarter of 2021 and is expected to generate less than $0.1 million of margin for the remainder of the year. The Company expects to generate $0.3 million of additional gross margin from the STRIDE plan in 2022 and $0.4 million annually thereafter.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset will allow the Company to seek recovery of these costs in the next base rate proceedings. In November 2020, the Office of Public Counsel filed a protest to the order approving the establishment of this regulatory asset treatment, contending that the order should be a reversed or modified and to request a hearing on the protest. The Company’s Florida regulated business units reached a settlement with the Office of Public Counsel in June 2021. The settlement allows the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units will amortize the amount over two years beginning January 1, 2022 and recover the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.

Other major factors influencing gross margin

Weather Impact
Weather was not a significant factor in the second quarter. For the six-month period, weather conditions accounted for a $5.9 million increased gross margin compared to the same period in 2020, primarily due to an 8.7 percent increase in HDDs that resulted in increased customer consumption. Assuming normal temperatures, as detailed below, gross margin would have been higher by $1.9 million. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") the three and six months ended June 30, 2021 and 2020.
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	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	Variance	2021	2020	Variance
Delmarva Peninsula
Actual HDD	400	514	(114)	2,586	2,373	213
10-Year Average HDD ("Normal")	396	400	(4)	2,676	2,749	(73)
Variance from Normal	4	114		(90)	(376)
Florida
Actual HDD	69	41	28	572	410	162
10-Year Average HDD ("Normal")	43	43	—	549	613	(64)
Variance from Normal	26	(2)		23	(203)
Ohio
Actual HDD	676	801	(125)	3,448	3,297	151
10-Year Average HDD ("Normal")	623	593	30	3,582	3,612	(30)
Variance from Normal	53	208		(134)	(315)
Florida
Actual CDD	826	949	(123)	1,010	1,272	(262)
10-Year Average CDD ("Normal")	966	975	(9)	1,161	1,143	18
Variance from Normal	(140)	(26)		(151)	129

Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $0.8 million and $1.7 million of additional margin for the three and six months ended June 30, 2021, respectively. The average number of residential customers served on the Delmarva Peninsula increased 4.4 percent and 4.5 percent for the three and six months ended June 30, 2021, while Florida increased by and 5.2 percent and 5.1 percent, for the three and six months ended June 30, 2021, respectively. A larger percentage of the margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as the Company's distribution infrastructure continues to build out. In addition, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is also increased load from new commercial and industrial customers. The details are provided in the following table:

	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$333	$274	$823	$580
Commercial and industrial	102	43	173	115
Total Customer Growth	$435	$317	$996	$695

Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $107.8 million for the six months ended June 30, 2021. The following table shows a range of the forecasted 2021 capital expenditures by segment and by business line:
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21-21-21-21

	2021
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$79,000	$85,000
Natural gas transmission	55,000	60,000
Electric distribution	9,000	13,000
Total Regulated Energy	143,000	158,000
Unregulated Energy:
Propane distribution	9,000	12,000
Energy transmission	14,000	15,000
Other unregulated energy	8,000	12,000
Total Unregulated Energy	31,000	39,000
Other:
Corporate and other businesses	1,000	3,000
Total Other	1,000	3,000
Total 2021 Forecasted Capital Expenditures	$175,000	$200,000

The capital expenditure forecast is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 52 percent as of June 30, 2021.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. The Company utilizes its $375.0 million syndicated revolving line of credit (the “Revolver”), with six participating lenders. The Revolver expires on September 29, 2021 and has a tiered commitment fee and interest rate schedule, based upon a pre-determined spread over LIBOR, depending upon the Company's total capitalization. As of June 30, 2021, the pricing under the Revolver included an unused commitment fee of 0.15 percent and an interest rate of 1.0 percent over LIBOR. The Company's available credit under the Revolver at June 30, 2021 was $200.9 million. In the fourth quarter of 2020, the Company entered into interest rate swaps with notional amount of $60.0 million through December 2021 with pricing of 0.20 and 0.205 percent for the period associated with outstanding borrowing under the Revolver. In February 2021, the Company entered into an additional interest rate swap with a notional amount of $40.0 million through December 2021 with pricing of 0.17 percent. The Company's short-term borrowing is based on the 30-day LIBOR rate. The interest rate swaps are cash settled monthly as the counter-party pays us the 30-day LIBOR rate less the fixed rate.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In the third and fourth quarters of 2020, the Company issued 1.0 million shares of common stock through its DRIP and the ATM programs and received net proceeds of approximately $83.0 million which were added to the Company's general funds and then used to pay down short-term borrowing. Through the second quarter of 2021, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $4.5 million which were added to the Company's general funds.

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22-22-22-22
Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's Second Quarter 2021 Form 10-Q.

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23-23-23-23

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating Revenues
Regulated Energy	$80,910	$73,518	$202,107	$176,473
Unregulated Energy and other	30,172	23,533	100,161	73,268
Total Operating Revenues	111,082	97,051	302,268	249,741
Operating Expenses
Regulated Energy cost of sales	14,447	16,387	57,491	51,219
Unregulated Energy and other cost of sales	12,254	6,575	43,506	24,611
Operations	36,371	34,605	75,810	70,557
Maintenance	4,259	4,143	8,300	7,979
Gain from settlement	—	(130)	—	(130)
Depreciation and amortization	15,298	12,247	30,662	24,500
Other taxes	5,875	5,247	12,324	10,894
Total operating expenses	88,504	79,074	228,093	189,630
Operating Income	22,578	17,977	74,175	60,111
Other income (expense), net	1,456	(279)	1,841	3,039
Interest charges	5,054	5,054	10,159	10,868
Income from Continuing Operations Before Income Taxes	18,980	12,644	65,857	52,282
Income Taxes on Continuing Operations	5,165	1,983	17,570	12,580
Income from Continuing Operations	13,815	10,661	48,287	39,702
Income (Loss) from Discontinued Operations, Net of Tax	(2)	295	(8)	184
Net Income	$13,813	$10,956	$48,279	$39,886
Weighted Average Common Shares Outstanding:
Basic	17,546,346	16,448,490	17,516,273	16,431,724
Diluted	17,616,496	16,503,603	17,585,006	16,487,807
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.79	$0.65	$2.76	$2.42
Earnings from Discontinued Operations	—	0.02	—	0.01
Basic Earnings Per Share of Common Stock	$0.79	$0.67	$2.76	$2.43

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$0.78	$0.64	$2.75	$2.41
Earnings from Discontinued Operations	—	0.02	—	0.01
Diluted Earnings Per Share of Common Stock	$0.78	$0.66	$2.75	$2.42
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24-24-24-24

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2021	December 31, 2020
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,643,904	$1,577,576
Unregulated Energy	309,139	300,647
Other businesses and eliminations	34,767	30,769
Total property, plant and equipment	1,987,810	1,908,992
Less: Accumulated depreciation and amortization	(393,111)	(368,743)
Plus: Construction work in progress	78,187	60,929
Net property, plant and equipment	1,672,886	1,601,178
Current Assets
Cash and cash equivalents	5,011	3,499
Trade and other receivables	45,206	61,675
Less: Allowance for credit losses	(3,895)	(4,785)
Trade and other receivables, net	41,311	56,890
Accrued revenue	13,370	21,527
Propane inventory, at average cost	6,076	5,906
Other inventory, at average cost	6,524	5,539
Regulatory assets	9,429	10,786
Storage gas prepayments	2,385	2,455
Income taxes receivable	8,371	12,885
Prepaid expenses	9,497	13,239
Derivative assets, at fair value	8,056	3,269
Other current assets	523	436
Total current assets	110,553	136,431
Deferred Charges and Other Assets
Goodwill	38,803	38,731
Other intangible assets, net	7,625	8,292
Investments, at fair value	11,745	10,776
Operating lease right-of-use assets	10,020	11,194
Regulatory assets	109,244	113,806
Receivables and other deferred charges	11,464	12,079
Total deferred charges and other assets	188,901	194,878
Total Assets	$1,972,340	$1,932,487

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25-25-25-25

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2021	December 31, 2020
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,550	8,499
Additional paid-in capital	357,520	348,482
Retained earnings	374,936	342,969
Accumulated other comprehensive income (loss)	558	(2,865)
Deferred compensation obligation	7,203	5,679
Treasury stock	(7,203)	(5,679)
Total stockholders' equity	741,564	697,085
Long-term debt, net of current maturities	498,450	508,499
Total capitalization	1,240,014	1,205,584
Current Liabilities
Current portion of long-term debt	13,600	13,600
Short-term borrowing	169,294	175,644
Accounts payable	49,408	60,253
Customer deposits and refunds	33,983	33,302
Accrued interest	2,697	2,905
Dividends payable	8,433	7,683
Accrued compensation	10,767	13,994
Regulatory liabilities	13,911	6,284
Derivative liabilities, at fair value	351	127
Other accrued liabilities	19,812	15,240
Total current liabilities	322,256	329,032
Deferred Credits and Other Liabilities
Deferred income taxes	219,490	205,388
Regulatory liabilities	143,681	142,736
Environmental liabilities	3,904	4,299
Other pension and benefit costs	29,463	30,673
Operating lease - liabilities	8,719	9,872
Deferred investment tax credits and other liabilities	4,813	4,903
Total deferred credits and other liabilities	410,070	397,871
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,972,340	$1,932,487
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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26-26-26-26

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2021				For the Three Months Ended June 30, 2020
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$13,518	$1,725	$8,256	$8,296	$13,873	$1,500	$8,693	$7,691
Commercial	7,425	1,942	6,896	8,336	5,630	1,491	4,856	7,126
Industrial	1,961	3,705	8,175	371	2,066	3,180	5,630	247
Other (1)	(4,603)	1,074	(168)	1,895	(2,974)	1,060	319	637
Total Operating Revenues	$18,301	$8,446	$23,159	$18,898	$18,595	$7,231	$19,498	$15,701

Volume (in Dts for natural gas and KWHs for electric)
Residential	734,818	92,090	377,927	67,207	747,431	73,330	376,351	68,781
Commercial	783,205	1,114,975	409,126	72,409	682,648	1,023,892	296,994	67,309
Industrial	1,456,548	7,169,776	1,203,824	1,740	1,199,163	7,302,156	1,022,672	770
Other	70,747	—	759,930	—	66,069	—	700,328	—
Total	3,045,318	8,376,841	2,750,807	141,356	2,695,311	8,399,378	2,396,345	136,860

Average Customers
Residential	87,275	18,684	62,725	25,395	77,573	17,763	59,623	24,952
Commercial	7,836	1,607	4,092	7,343	7,221	1,583	3,981	7,263
Industrial	209	16	2,505	2	176	16	2,518	2
Other	6	—	6	—	16	—	14	—
Total	95,326	20,307	69,328	32,740	84,986	19,362	66,136	32,217

	For the Six Months Ended June 30, 2021				For the Six Months Ended June 30, 2020
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$49,725	$3,770	$20,718	$17,908	$42,750	$3,361	$19,891	$14,918
Commercial	22,773	4,101	15,174	16,077	17,869	3,274	12,833	14,074
Industrial	4,431	7,598	16,261	859	4,463	6,518	13,295	310
Other (1)	(4,184)	1,933	(2,133)	2,605	(4,490)	2,555	(1,077)	618
Total Operating Revenues	$72,745	$17,402	$50,020	$37,449	$60,592	$15,708	$44,942	$29,920

Volume (in Dts for natural gas and KWHs for electric)
Residential	3,332,658	231,786	993,042	143,454	2,656,562	212,519	869,883	133,728
Commercial	2,669,095	2,380,459	903,216	137,184	2,222,759	2,223,015	795,185	131,988
Industrial	3,129,681	14,626,721	2,507,984	6,840	2,523,572	15,016,549	2,323,533	12,382
Other	159,329	—	1,537,745	—	142,983	—	1,255,371	—
Total	9,290,763	17,238,966	5,941,987	287,478	7,545,876	17,452,083	5,243,972	278,098

Average Customers
Residential	86,975	18,621	62,299	25,323	77,222	17,712	59,280	24,923
Commercial	7,848	1,604	4,099	7,331	7,233	1,582	3,981	7,262
Industrial	208	16	2,495	2	174	16	2,508	2
Other	6	—	6	—	17	—	14	—
Total	95,037	20,241	68,899	32,656	84,646	19,310	65,783	32,187

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.